UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2013, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary HNR Energia BV, a Curacao company (“HNR Energia”), entered into a share purchase agreement (the “Share Purchase Agreement”) with Petroandina Resources Corporation N.V., a Netherlands company with limited liability (“Petroandina” or “Buyer”), and Pluspetrol Resources Corporation B.V., a Netherlands private company with limited liability (“Buyer Guarantor”), pursuant to which HNR Energia agreed to sell to Buyer all of HNR Energia’s 80% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”), for an aggregate cash purchase price of $400 million in two closings – one (the “First Closing”) to sell 29% of HNR Energia’s interest in Harvest Holding and a second (the “Second Closing”) to sell the remaining 51% of HNR Energia’s interest in Harvest Holding. Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a sociedad anonima mixed company organized under Venezuelan law (“Petrodelta”). Under the Share Purchase Agreement, the Company will, indirectly through subsidiaries, be selling all of its interests in Venezuela, which consists of its 32% interest in Petrodelta. The following is a summary description of the Share Purchase Agreement and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached to this Form 8-K as Exhibit 2.1 and incorporated into this Item 1.01 by reference.

Upon execution of the Share Purchase Agreement, HNR Energia and Buyer effected the First Closing for a cash purchase price of $125 million. The Second Closing, for a cash purchase price of $275 million, will be subject to, among other things, approval by the holders of a majority of the Company’s common stock and approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of Venezuela (which indirectly owns the other 60% interest in Petrodelta).

The Company has agreed not to solicit other offers to acquire the Company as a whole or the Petrodelta assets while the Share Purchase Agreement is in effect. If the Company receives an unsolicited offer before the Company’s stockholders have approved the Second Closing, the Company may enter into discussions with the potential purchaser. The Company has the right to terminate the Share Purchase Agreement and accept a superior proposal if it first offers Buyer the opportunity to modify the transaction so that the competing offer is no longer superior and pays Buyer a break-up fee equal to $9.6 million. If the Share Purchase Agreement is terminated because of failure to obtain the approval of the Company’s stockholders, the Company will be required to pay Buyer a termination fee of $3 million.

Petroandina and HNR Energia have certain put/call rights related to the 29% interest in Harvest Holding sold in the First Closing if the Share Purchase Agreement is terminated. Petroandina’s right to sell this interest to HNR Energia may be exercised:

•	at an exercise price equal to the greater of $125 million and the fair market value if (i) the stockholders vote not to approve the Second Closing, (ii) the Company’s board of directors recommends against approving the Second Closing without accepting a superior proposal, or (iii) there are certain breaches of representations, warranties or covenants by the Company or HNR Energia;

•	at an exercise price equal to the same price per share for Harvest Holding if the Company accepts a superior proposal from another party for a sale of Harvest Holding; and

•	at an exercise price equal to the greater of $125 million and an agreed upon proportionate share of the accepted price for the Company if the Company accepts a superior proposal with respect to the Company.

HNR Energia’s right to purchase the interest from Petroandina may be exercised:

•	at an exercise price equal to the lower of the fair market value and $125 million if there are certain breaches of representations, warranties or covenants by Petroandina;

•	at an exercise price equal to the same price per share for Harvest Holding if HNR Energia accepts a superior proposal from another party for a sale of Harvest Holding; and

•	at an exercise price equal to the greater of $125 million and an agreed upon proportionate share of the accepted price for the Company if the Company accepts a superior proposal with respect to the Company.

The Share Purchase Agreement may be terminated by either HNR Energia or Buyer if the Second Closing has not occurred on or before the later of June 30, 2014 or the date that is four months after the date of the special meeting of the Company’s stockholders. However, if certain conditions have not been satisfied, including obtaining approval for the sale of the Venezuelan interests from the Government of Venezuela, Buyer may extend the termination date for up to six one-month periods, but in no event will the closing date or the termination date be after December 31, 2014. If the termination date is so extended, Buyer will, if so required by HNR Energia, lend to HNR Energia $2.0 million for each month of extension, on terms and conditions substantially the same as the terms of the Company’s indenture for its existing 11% senior notes. If the Second Closing occurs, the purchase price will be reduced by the amount of any such outstanding loans. If the Share Purchase Agreement is terminated, the principal amount of the loans will be due one year from the date of the termination.

The Company agreed to guarantee HNR Energia’s obligations, and the Buyer Guarantor agreed to guarantee Buyer’s obligations, under the Share Purchase Agreement.

The Share Purchase Agreement includes representations and warranties, tax provisions and indemnification provisions typical in transactions of this type. Reference should be made to the Share Purchase Agreement regarding those provisions and all other provisions pertinent to a complete understanding of the transaction.

Approval of the Second Closing will be submitted to the Company’s stockholders for their consideration, and the Company will file a proxy statement to be used to solicit stockholder approval of the Second Closing with the Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by directing a request to Harvest Natural Resources, Inc., Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 or at the Company’s Investor Relations page on its corporate website at www.harvestnr.com. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the Second Closing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 16, 2013, HNR Energia and Buyer effected the First Closing under the Share Purchase Agreement for a cash purchase price of $125 million. The description of the Share Purchase Agreement included in Item 1.01 above is incorporated herein by reference.

Attached to this Form 8-K as Exhibit 99.1 are certain unaudited pro forma condensed consolidated balance sheets and unaudited pro forma condensed consolidated statements of operations, which are derived from the Company’s historical consolidated financial statements, and which give effect to the First Closing, the receipt of the net proceeds from the sale and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Item 7.01 Regulation FD Disclosure

On December 16, 2013, the Company issued a press release regarding the execution of the Share Purchase Agreement and the effecting of the First Closing, which is attached to this Form 8-K as Exhibit 99.2.

Item 9.01 Exhibits.

2.1	Share Purchase Agreement, dated as of December 16, 2013, by and among HNR Energia BV, Harvest Natural Resources, Inc., Petroandina Resources Corporation N.V. and Pluspetrol Resources Corporation B.V.

99.1	Pro forma unaudited financial statements.

99.2	Press release issued by Harvest Natural Resources, Inc. on December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: December 20, 2013	By:	/s/ Keith L. Head
Keith L. Head Vice President and General Counsel

EXHIBIT INDEX

2.1	Share Purchase Agreement, dated as of December 16, 2013, by and among HNR Energia BV, Harvest Natural Resources, Inc., Petroandina Resources Corporation N.V. and Pluspetrol Resources Corporation B.V.

99.1	Pro forma unaudited financial statements.

99.2	Press release issued by Harvest Natural Resources, Inc. on December 16, 2013.